EXHIBIT 23.1

I.	CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-102696, No. 333-57052 and No. 333-84473 on Form S-8 of our report dated September 9, 2005, June 9, 2006 as to the effects of the restatement discussed in Note 2 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 2), relating to the financial statements of Oriental Financial Group, Inc. appearing in this transition report on Form 10-K of Oriental Financial Group, Inc. for the six-month period ended December 31, 2005.

/s/  DELOITTE & TOUCHE LLP

San Juan, Puerto Rico
June 23, 2006

Stamp No. 2166489
affixed to original.